UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2016

Intermolecular, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 582-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 4, 2016, Intermolecular, Inc. (the “Company”) announced its financial results for the second quarter of fiscal 2016, ended June 30, 2016. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except expressly set forth by specific reference in such filing.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 4, 2016, the Company announced that Chris Kramer has been appointed to serve as the Company’s President and Chief Executive Officer and Dr. Bruce M. McWilliams will assume the role of Executive Chairman, and will cease his role as President and Chief Executive Officer of the Company effective no later than August 4, 2016. Dr. McWilliams will also continue to serve as Chairman of the Board of Directors (the “Board”), and there are no material changes to his compensation as a result of this appointment.

Mr. Kramer, age 54, has been appointed as President and Chief Executive Officer, effective August 4, 2016. Mr. Kramer most recently served as Chief Commercial Officer and Senior Vice President and General Manager of Electronic Materials of Entegris, since its acquisition of ATMI in 2014. Mr. Kramer joined ATMI in 2010 as Senior Vice President of Materials Solutions and, in 2013, was promoted to manage ATMI’s microelectronics materials business as its General Manager. Prior to joining ATMI, Mr. Kramer was Vice President, Global Strategic Account Management, for Tokyo Electron America. Mr. Kramer holds a B.S. in general engineering/physical science from the United States Naval Academy and served in the United States Navy as a Surface Warfare Officer for seven years after receiving his degree and commission. There is no arrangement or understanding between Mr. Kramer and any other persons pursuant to which he was appointed as an officer of the Company, and there is no family relationship between Mr. Kramer and any directors or executive officers of the Company.

In connection with his appointment, Mr. Kramer entered into an offer letter (the “Offer Letter”) dated July 27, 2016, by and between Mr. Kramer and the Company as well as a Change in Control and Severance Agreement (the “Severance Agreement” and, together Offer Letter, the “Agreements”), dated July 27, 2016, by and between Mr. Kramer and the Company, each effective as of August 4, 2016. Pursuant to the terms of the Agreements, Mr. Kramer will receive an annual base salary of $425,000 and an annual performance bonus target of 67% of his base salary (both to be pro-rated for 2016). Bonus payments will be determined in the discretion of the Board of Directors or a committee thereof subject to achievement of any applicable bonus objectives and/or conditions determined by the Board of Directors or a committee thereof. In the event of an involuntary termination, Mr. Kramer will receive: (i) severance consisting of a lump sum cash payment in the amount equal to twelve months’ base salary and (ii) premium payments under COBRA for up to 12 months. In the event of a termination following a change in control, Mr. Kramer will receive: (i) severance consisting of a lump sum cash payment in an amount equal to (x) eighteen months’ base salary and (y) his target annual bonus; (ii) premium payments under COBRA for up to 18 months; and (iii) 100% accelerated vesting of all of the unvested equity compensation then held by Mr. Kramer. Mr. Kramer will also receive certain relocation benefits including standard moving costs, a relocation allowance of one month’s salary and up to 180 days of temporary housing.

Mr. Kramer will also receive an initial option grant to purchase 1,000,000 shares of the Company’s common stock with an exercise price per share equal to the then current fair market value as determined by the Board on the date of grant. Subject to Mr. Kramer’s continued service with the Company, the option will vest with respect to one quarter of the shares on the one year anniversary of the grant date and then, with respect to the remaining three-quarters of the shares, in equal monthly installments over the next three years.

Mr. Kramer will also enter into the Company’s form indemnity agreement for officers and directors, which provides, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for costs, losses, claims, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company or its subsidiaries, and otherwise to the fullest extent permitted by law. The foregoing description is qualified in its entirety by the text of the indemnity agreement, the form of which was filed with the Securities and Exchange Commission on November 7, 2011 as Exhibit 10.12 to the Company’s Registration Statement on Form S-1/A and is incorporated herein by reference.

ITEM 7.01	REGULATION FD DISCLOSURE

A copy of the press release announcing the appointment of Mr. Kramer is attached hereto as Exhibit 99.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit	Description

The following exhibit relating to Item 2.02 shall be deemed to be furnished and not filed:

99.1	Press Release issued by Intermolecular, Inc. on August 4, 2016, entitled “Intermolecular Announces Second Quarter 2016 Financial Results”

99.2	Press Release issued by Intermolecular, Inc. on August 4, 2016, entitled “Intermolecular Appoints Chris Kramer President and CEO”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: August 4, 2016	By:	/s/ C. Richard Neely, Jr.
C. Richard Neely, Jr.
Chief Financial Officer